Exhibit 99.1

IVAX DIAGNOSTICS REPORTS FIRST QUARTER RESULTS

Profit Achieved in First Quarter of 2008

MIAMI—(BUSINESS WIRE)—May 14, 2008—IVAX Diagnostics, Inc. (AMEX:IVD) reported its financial results for the first quarter of 2008. For the quarter, IVAX Diagnostics recorded net income of $345,000, or earnings of $0.01 per share, compared to net loss of $238,000, or loss of $0.01 per share, in the first quarter of 2007. Net revenues for the first quarter of 2008 were $5,242,000, an increase of $296,000, or 6%, from the first quarter of 2007.

Kevin Clark, acting Chief Executive Officer and Chief Operating Officer of IVAX Diagnostics, said, “We are very excited with the progress we are making. We have achieved first quarter results that reflect the positive impact of our previously announced plans to contain expenses. Our efforts to contain expenses have directly contributed to a reduction in operating expenses in the first quarter of 2008 compared to the first quarter of 2007. At the same time that we have reduced our selling expenses and general and administrative expenses, we have also achieved consolidated revenue growth. We believe that our first quarter results are the first step toward our goal of achieving improved financial performance on a sustained and continuous basis. We expect our improved financial foundation to provide us with opportunities to develop additional strategic business and scientific relationships. We are particularly grateful to our dedicated employees whose efforts are responsible for our improved financial situation.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation, and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l., and ImmunoVision, Inc. Teva Pharmaceutical Industries Limited, through its wholly-owned IVAX Corporation subsidiary, owns approximately 72% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: that IVAX Diagnostics’ efforts to contain expenses may not result in further reductions in operating expenses; that IVAX Diagnostics may not achieve revenue growth; that IVAX Diagnostics may not achieve improved financial performance on a sustained and continuous basis, or at all; that IVAX Diagnostics may not successfully develop additional strategic business and scientific relationships; in the event IVAX Diagnostics develops additional strategic business and scientific relationships, that any such relationships may not be successful or otherwise result in improved financial performance for IVAX Diagnostics; that IVAX Diagnostics may not successfully implement the change in its strategic direction to focus on the development of the Mago® 4 as a platform for marketing its kits and to place any further development of the PARSEC® System on hold indefinitely; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Three Months Ended March 31,	2008	2007
Net revenues	$5,241,856	$4,946,190
Cost of sales	2,024,415	1,958,381

Gross profit	3,217,441	2,987,809

Operating expenses:
Selling	1,167,752	1,353,416
General and administrative	1,417,651	1,454,634
Research and development	449,437	472,010

Total operating expenses	3,034,840	3,280,060

Income (loss) from operations	182,601	(292,251)

Other income:
Interest income	94,800	88,983
Other income, net	98,877	554

Total other income, net	193,677	89,537

Income (loss) before income taxes	376,278	(202,714)
Provision for income taxes	30,994	35,572

Net income (loss)	$345,284	$(238,286)

Net income (loss) per share
Basic and diluted	$0.01	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	27,649,887	27,649,887

Diluted	27,649,887	27,649,887

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,694,118	$3,900,564
Marketable debt securities	—	1,925,000
Accounts receivable, net of allowances for doubtful accounts of $1,098,862 in 2008 and $1,052,797 in 2007	7,227,578	6,287,654
Inventories, net	4,005,718	4,013,312
Other current assets	304,717	374,579

Total current assets	15,232,131	16,501,109
Property, plant and equipment, net	2,098,462	1,845,292
Marketable securities	3,912,446	4,100,000
Equipment on lease	170,399	163,113
Product license	1,242,936	1,242,936
Goodwill, net	870,290	870,290
Other assets	1,121,976	1,045,592

Total assets	$24,648,640	$25,768,332

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$812,692	$1,217,408
Accrued license payable	158,020	147,184
Accrued expenses and other current liabilities	4,161,241	5,404,372

Total current liabilities	5,131,953	6,768,964

Other long-term liabilities:
Deferred tax liabilities	190,581	174,708
Other long-term liabilities	915,908	850,177

Total other long-term liabilities	1,106,489	1,024,885

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,649,887 in 2008 and 2007	276,498	276,498
Capital in excess of par value	40,925,189	40,910,677
Accumulated deficit	(22,864,657)	(23,209,941)
Accumulated other comprehensive income (loss)	73,168	(2,751)

Total shareholders’ equity	18,410,198	17,974,483

Total liabilities and shareholders’ equity	$24,648,640	$25,768,332

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com